Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE THIRD QUARTER ENDED June 30, 2021

NEW YORK, NY, August 12, 2021 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its third quarter ended June 30, 2021.

ALJ is a holding company, whose wholly owned subsidiaries during the third quarter included Faneuil, Inc. (“Faneuil”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back-office operations, staffing services, and toll collection services to governmental and commercial clients across the United States. Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

ALJ completed the sale of Floors-N-More, LLC, d/b/a Carpets N’ More (“Carpets”) in February 2021. As such, Carpets’ results of operations are excluded from continuing operations presented below and are presented as discontinued operations.

Investment Highlights – Three and Nine Months Ended June 30, 2021

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $103.5 million for the three months ended June 30, 2021, an increase of $17.4 million, or 20.2%, compared to $86.1 million for the three months ended June 30, 2020.  The increase was driven by the start of production for new contracts in healthcare and transportation verticals at Faneuil and improved volumes for trade components and books at Phoenix.  ALJ recognized consolidated net revenue of $114.6 million for the three months ended March 31, 2021.

•

ALJ recognized a net loss from continuing operations of $3.5 million and loss per share from continuing operations of $0.08 (diluted) for the three months ended June 30, 2021, compared to a net loss from continuing operations of $2.2 million and loss per share from continuing operations of $0.05 for the three months ended June 30, 2020, respectively. The increase in net loss is due to the write-off of deferred financing costs and certain expenses related to refinancing efforts, which are included in “Loss on debt extinguishment” in the statement of income and loss. ALJ recognized a net income from continuing operations of $0.7 million and earnings per share of $0.02 (diluted) for the three months ended March 31, 2021.

•

ALJ recognized adjusted EBITDA from continuing operations of $7.8 million for the three months ended June 30, 2021, an increase of $0.6 million, or 8.9%, compared to $7.1 million for the three months ended June 30, 2020. The increase was driven by higher volumes from trade components and books at Phoenix offset somewhat by the wind-down of certain state unemployment contracts and continuing losses from one healthcare contract at Faneuil. ALJ recognized adjusted EBITDA from continuing operations of $8.9 million for its historically stronger three months ended March 31, 2021.

•

ALJ recognized consolidated net revenue of $329.2 million for the nine months ended June 30, 2021, an increase of $76.9 million, or 30.5%, compared to $252.2 million for the nine months ended June 30, 2020.  The increase was driven by the start of production for new contracts and increased volume for existing contracts at Faneuil and improved volumes for trade components and books at Phoenix.

•

ALJ recognized a net loss from continuing operations of $4.6 million and loss per share from continuing operations of $0.11 (diluted) for the nine months ended June 30, 2021, compared to net loss from continuing operations of $65.4 million and loss per share from continuing operations of $1.55 (diluted) for the nine months ended June 30, 2020. Net loss from continuing operations for the nine months ended June 30, 2020 reflected a $56.5 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss from continuing operations of $8.9 million and loss per share from continuing operations of $0.21 (diluted) for the nine months ended June 30, 2020.  The improvement in net loss is due to higher business activity at Faneuil and Phoenix.

•

ALJ recognized adjusted EBITDA from continuing operations of $23.1 million for the nine months ended June 30, 2021, an increase of $7.9 million, or 51.7%, compared to $15.2 million for the nine months ended June 30, 2020.  The increase was driven by the start of new contracts and operational improvements at existing contracts for Faneuil and higher volumes from trade components and books at Phoenix.

•

ALJ estimates lower consolidated net revenue for the three months ending September 30, 2021 in the range of $95.6 million to $100.5 million, as we continue to exit unprofitable contracts, compared to $107.3 million for the three months ended September 30, 2020.

Jess Ravich, Chief Executive Officer of ALJ, said, “Results for the quarter were above prior year as Phoenix continued to benefit from increased volumes for trade components and books.  Faneuil results were impacted by the wind-down of certain state unemployment contracts and the loss from one healthcare customer during the quarter.  Faneuil will be concluding this contract prior to the end of this calendar year.  Cumulative life to date losses related to this contract approximate $8.8 million through June 30, 2021 and will not be recurring.  Faneuil anticipates that going forward through the end of the transition period, results for this contract will approximate breakeven. This exit continues Faneuil’s strategy of concentrating on its core competencies with partners willing to pay market rates. Although we may see additional reductions in top line revenue as we concentrate on profitable contracts, our strategy should yield both an increase in margin percentage and adjusted EBITDA.

We completed the refinancing of our term loans and the amendment to our working capital revolver facility in late June 2021.  Together, these transactions allow for greater financial flexibility by reducing debt amortizations and other payments, which improves cash flow that can be reinvested in our business.  Additionally, it resets covenants and extends debt maturities to June 2025.”

	Three Months Ended June 30,
Amounts in thousands, except per share amounts	2021	2020	$ Change
	(unaudited)	(unaudited)
Net revenue	$103,460	$86,077	$17,383
Costs and expenses:
Cost of revenue	82,468	67,656	14,812
Selling, general, and administrative expense	19,607	18,102	1,505
Gain on disposal of assets, net	(189)	(301)	112
Total operating expenses	101,886	85,457	16,429
Operating income	1,574	620	954
Other (expense) income:
Interest expense, net	(2,623)	(2,568)	(55)
Loss on debt extinguishment	(2,072)	—	(2,072)
Total other expense, net	(4,695)	(2,568)	(2,127)
Loss from continuing operations before income taxes	(3,121)	(1,948)	(1,173)
Provision for income taxes	(383)	(250)	(133)
Net loss from continuing operations	(3,504)	(2,198)	(1,306)
Net loss from discontinued operations, net of income taxes	—	(461)	461
Net loss	$(3,504)	$(2,659)	$(845)
Loss per share of common stock–basic and diluted:
Continuing operations	$(0.08)	$(0.05)
Discontinued operations	$—	$(0.01)
Loss per share	$(0.08)	$(0.06)
Weighted average shares of common stock outstanding– basic and diluted	42,321	42,173

	Nine Months Ended June 30,
Amounts in thousands, except per share amounts	2021	2020	$ Change
	(unaudited)	(unaudited)
Net revenue	$329,185	$252,246	$76,939
Costs and expenses:
Cost of revenue	269,111	205,891	63,220
Selling, general, and administrative expense	54,461	48,804	5,657
Impairment of goodwill	—	56,492	(56,492)
Gain on disposal of assets, net	(191)	(299)	108
Total operating expenses	323,381	310,888	12,493
Operating income (loss)	5,804	(58,642)	64,446
Other (expense) income:
Interest expense, net	(7,656)	(7,976)	320
Interest from legal settlement	—	200	(200)
Loss on debt extinguishment	(2,072)	—	(2,072)
Total other expense, net	(9,728)	(7,776)	(1,952)
Loss from continuing operations before income taxes	(3,924)	(66,418)	62,494
(Provision for) benefit from income taxes	(719)	1,008	(1,727)
Net loss from continuing operations	(4,643)	(65,410)	60,767
Net loss from discontinued operations, net of income taxes	(1,063)	(3,324)	2,261
Net loss	$(5,706)	$(68,734)	$63,028
Loss per share of common stock–basic and diluted:
Continuing operations	$(0.11)	$(1.55)
Discontinued operations	$(0.03)	$(0.08)
Loss per share (1)	$(0.13)	$(1.63)
Weighted average shares of common stock outstanding– basic and diluted	42,320	42,173

__________________________________________________

(1) Amounts may not add due to rounding.

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “The increase in EBITDA year to date over the prior year of 69.8% is due to new business in Government, Healthcare and Transportation and improved contract performance.  We continue to invest in strong leadership and technology to support our growth.  During the quarter, we received notice of a large long-term transportation award and a new short-term unemployment contract.”

Faneuil recognized net revenue of $72.8 million for the three months ended June 30, 2021 compared to $61.5 million for the three months ended June 30, 2020.  Net revenue increased $11.2 million, or 18.3%, mainly attributable to a $11.9 million increase in new customer contracts and $4.1 million net increase in existing customers, partially offset by a $4.8 million reduction driven by the completion of customer contracts.  Faneuil recognized net revenue of $84.4 million for its historically stronger three months ended March 31, 2021.

Faneuil segment adjusted EBITDA was $3.7 million for the three months ended June 30, 2021 compared to $4.3 million for the three months ended June 30, 2020.  Segment adjusted EBITDA decreased $0.5 million, or 12.5%, driven by the wind-down of certain state unemployment contracts and continuing losses from one healthcare contract. Faneuil recognized segment adjusted EBITDA of $5.0 million from the three months ended March 31, 2021.

Faneuil recognized net revenue of $243.1 million for the nine months ended June 30, 2021 compared to $178.9 million for the nine months ended June 30, 2020.  Net revenue increased $64.2 million, or 35.9%, due to a $62.1 million increase in new customer contracts and $16.5 million net increase in existing customers mostly due to open enrollment volumes for healthcare contracts and expanded call center services provided, partially offset by a $14.4 million reduction driven by the completion of customer contracts.

Faneuil segment adjusted EBITDA was $12.4 million for the nine months ended June 30, 2021 compared to $7.3 million for the nine months ended June 30, 2020.  Segment adjusted EBITDA increased $5.1 million, or 69.8%, driven by the start of new contracts, operational improvements at existing contracts, reduced costs for medical and workers compensation claims, offset somewhat by continuing losses for one healthcare contract.

Faneuil estimates its net revenue for the three months ending September 30, 2021 to be in the range of $69.0 million to $72.5 million, compared to $68.1 million for the three months ended September 30, 2020.

Faneuil’s contract backlog expected to be realized within the next twelve months as of June 30, 2021 was $215.6 million, compared to $250.6 million as of June 30, 2020 and $217.1 million as of March 31, 2021.  Faneuil’s total contract backlog as of June 30, 2021 was $506.3 million as compared to $642.0 million as of June 30, 2020 and $586.6 million as of March 31, 2021.  The decrease in total Faneuil backlog from June 30, 2021 compared to June 30, 2020 was primarily the result of negotiating an early termination of a large unprofitable contract.   The recent large long-term transportation award is not yet reflected in the June 30, 2021 backlog.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The $6.2 million, or 25.1% increase in our fiscal second quarter revenues, versus prior year, was due to significantly higher component and book sales. The increase in component revenues was primarily driven by materially higher trade component sales, and increased revenues from the strategic supply agreement signed with a major customer in March of 2020. The increase of $1.7 million, or 45.6% of segment adjusted EBITDA for the quarter, versus prior year, was due to the higher revenues, offset, in part, by a shift in customer sales mix. The $12.7 million, or 17.3% increase in our fiscal year to date revenues, versus prior year, was also due to the significantly higher component sales, including from the strategic supply agreement, and book sales, offset, in part, by the lower planned beauty packaging sales. The increase of $4.0 million, or 37.1%, of segment adjusted EBITDA year to date, versus prior year, was due to the significant increase in revenues offset, in part, by a shift in component customer sales mix.”

Phoenix recognized net revenue of $30.7 million for the three months ended June 30, 2021 compared to $24.6 million for the three months ended June 30, 2020. Net revenue increased $6.2 million, or 25.1%, due to higher component sales primarily related to trade. Phoenix recognized net revenue of $30.2 million for the three months ended March 30, 2021.

Phoenix recognized segment adjusted EBITDA of $5.5 million for the three months ended June 30, 2021 compared to $3.8 million for the three months ended June 30, 2020. Segment adjusted EBITDA increased by $1.7 million, or 45.6%, as a result of higher volumes from components and books.  Phoenix recognized segment adjusted EBITDA of $5.3 million for the three months ended March 31, 2021.

Phoenix recognized net revenue of $86.0 million for the nine months ended June 30, 2021 compared to $73.3 million for the nine months ended June 30, 2020. Net revenue increased $12.7 million, or 17.3%, due to higher trade component and book sales.

Phoenix recognized segment adjusted EBITDA of $14.8 million for the nine months ended June 30, 2021 compared to $10.8 million for the nine months ended June 30, 2020. Segment adjusted EBITDA increased by $4.0 million, or 37.1%, as a result of higher volumes from trade components and books.

Phoenix estimates its net revenue for the three months ending September 30, 2021 to be in the range of $26.6 million to $28.0 million, compared to $29.7 million for the three months ended September 30, 2020.

Phoenix’s contract backlog expected to be realized within the next twelve months as of June 30, 2021 was $71.3 million, compared to $64.4 million as of June 30, 2020 and $73.7 million as of March 31, 2021.  Phoenix’s total contract backlog as of June 30, 2021 was $294.2 million as compared to $302.8 million as of June 30, 2020 and $310.7 million as of March 31, 2021.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, gain on disposal of assets, net, income taxes, loss on debt extinguishment, and other non-recurring items.     Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net loss, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended June 30,
Amounts in thousands	2021	2020	$ Change
	(unaudited)	(unaudited)
Net loss	$(3,504)	$(2,659)	$(845)
Depreciation and amortization	4,944	4,800	144
Interest expense, net	2,623	2,568	55
Loss on debt extinguishment	2,072	—	2,072
Change in fair value of contingent consideration	1,100	900	200
Provision for income taxes	383	250	133
Bank fees accreted to term loans	300	300	—
Stock-based compensation	41	89	(48)
Restructuring and cost reduction initiatives	27	648	(621)
Loan amendment expenses	(46)	61	(107)
Gain on disposal of assets, net	(189)	(300)	111
Net loss from discontinued operations, net of income taxes	—	461	(461)
Consolidated adjusted EBITDA - continuing operations	$7,751	$7,118	$633

	Nine Months Ended June 30,
Amounts in thousands	2021	2020	$ Change
	(unaudited)	(unaudited)
Net loss	$(5,706)	$(68,734)	$63,028
Depreciation and amortization	14,912	14,675	237
Interest expense, net	7,656	7,976	(320)
Loss on debt extinguishment	2,072	—	2,072
Change in fair value of contingent consideration	1,100	900	200
Net loss from discontinued operations, net of income taxes	1,063	3,324	(2,261)
Bank fees accreted to term loans	900	300	600
Provision for (benefit from) income taxes	719	(1,007)	1,726
Restructuring and cost reduction initiatives	288	1,439	(1,151)
Loan amendment expenses	131	475	(344)
Stock-based compensation	126	312	(186)
Gain on disposal of assets, net	(191)	(299)	108
Interest from legal settlement	—	(200)	200
Recovery of litigation loss	—	(1,256)	1,256
Fair value of warrants issued in connection with loan amendments	—	716	(716)
Acquisition-related expenses	—	99	(99)
Impairment of goodwill	—	56,492	(56,492)
Consolidated adjusted EBITDA - continuing operations	$23,070	$15,212	$7,858

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended June 30,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$72,754	$61,523	$11,231	18.3%
Phoenix	30,706	24,554	6,152	25.1%
Total Segment Net Revenue	$103,460	$86,077	$17,383	20.2%

	Three Months Ended June 30,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$3,731	$4,263	$(532)	(12.5%)
Phoenix	5,476	3,761	1,715	45.6%
Corporate	(1,456)	(906)	(550)	(60.7%)
Total Segment Adjusted EBITDA	$7,751	$7,118	$633	8.9%

	Nine Months Ended June 30,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$243,147	$178,915	$64,232	35.9%
Phoenix	86,038	73,331	12,707	17.3%
Total Segment Net Revenue	$329,185	$252,246	$76,939	30.5%

	Nine Months Ended June 30,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$12,372	$7,288	$5,084	69.8%
Phoenix	14,774	10,779	3,995	37.1%
Corporate	(4,076)	(2,855)	(1,221)	(42.8%)
Total Segment Adjusted EBITDA	$23,070	$15,212	$7,858	51.7%

As of June 30, 2021 and September 30, 2020, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	June 30,	September 30,
Amounts in thousands	2021	2020
	(unaudited)
Term loan payable	$101,026	$80,733
Line of credit	—	14,417
Equipment financing agreements	—	3,610
Finance leases	1,350	5,337
Total debt	102,376	104,097

Cash	8,415	6,050
Net debt	$93,961	$98,047

As of June 30, 2021, ALJ was in compliance with all debt covenants.

	Financial Covenants* Compliance
	June 30, 2021
	(actual)	(required)
Leverage Ratio	3.01	< 4.50
Fixed Charges Ratio	1.20	> 1.00

________________________________

* As defined by ALJ’s debt agreement.

Investor Conference Call Details

ALJ will host an investor conference call on August 19, 2021 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and Conference ID/Passcode:

Participant Toll-Free Dial-In Number: (877) 327 6551

Participant International Dial-In Number: (412) 317 5266

Conference ID/Passcode:ALJ Regional Holdings, Inc.

Participants can also access ALJ’s investor conference call using the following webcast URL: https://www.webcaster4.com/Webcast/Page/2172/42134. A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, and (ii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s third quarter ended June 30, 2021 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.